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                                   EXHIBIT C



         Form of Amended and Restated Articles of Incorporation of BSON
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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        BUSTOP SHELTERS OF NEVADA, INC.

                                       I

     The name of this corporation is: BUSTOP SHELTERS OF NEVADA, INC.

                                       II

     The principal office or place of business of this corporation shall be located in the county of Washoe, at:

                               911 W. Moana Lane
                              Reno, Nevada 89509

                                      III

     The nature of the business or objects or purposes to be transacted, promoted or carried on by the corporation shall be to engage in any lawful activity.

                                       IV

     This corporation shall be authorized to issue only one class of shares of stock; and the total number of shares which this corporation shall be authorized to issue shall be One Million Five Hundred Thousand (1,500,000).

                                       V

     The corporation shall have between three and five directors. As of the date of these Articles of Incorporation, the names and addresses of the directors are as follows:

     Name                     Address
     ----                     -------

     Allan L. Ross, M.D.      5425 South Valley View
                              Suite 103
                              Las Vegas, Nevada 89118

     Scott A. Kraft           5425 South Valley View
                              Suite 103
                              Las Vegas, Nevada 89118

     Mark R. Boileau          5425 South Valley View
                              Suite 103
                              Las Vegas, Nevada 89118

     William M. Slater        5425 South Valley View
                              Suite 103
                              Las Vegas, Nevada 89118
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                                      VI

     The shares of this corporation shall not be subject to assessment to pay the debts of the corporation.

                                      VII

     The resident agent of the corporation is ________, whose address is ____________, _______ Nevada ________.

                                      VIII

     The duration of the corporation shall be perpetual.

                                       IX

     A shareholder may not transfer any shares of common stock of this Corporation except for: (a) transfers to BSON; (b) transfers to existing BSON shareholders; (c) transfers by gift, bequest or operation of the laws of descent; (d) transfers to an entity unaffiliated with BSON pursuant to a merger, consolidation, stock for stock exchange, or similar transaction involving BSON;
(e) transfers by a partnership to its partners; (f) transfers which would be exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption provided by Section 4(2) of the Securities Act if the transferor were the issuer of the BSON Common Stock, provided that the transferee is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act; or (g) transfers pursuant to an effective registration under the Securities Act simultaneous with a registration of the BSON Common Stock under Section 12 of the Exchange Act.

     The transfers described in items (b), (c), (e) and (f) will be permitted only if the BSON Common Stock in the hands of the transferee remain subject to the same restrictions on transfer as they were when held by the transferor.

     In addition, before any shareholder can sell or transfer shares of common stock of this Corporation under items (b) or (f) above, he shall first offer the stock to the Corporation and then to the shareholders in the following manner:

          (a) The offering shareholder shall give a written offer, by mailing, personally delivering or telegraphing it to the secretary of the Corporation, stating the number of shares to be sold or transferred and the price, terms and conditions of the proposed sale or transfer. The Corporation shall then have the right to purchase all or any whole number of the shares offered, at the price and on the terms and conditions stated in the offer, by giving written
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notice to the offering shareholder of its election to purchase shares and of the number of shares it intends to purchase. This notice shall be given by mailing, personally delivering, or telegraphing it within five (5) days after the offering shareholder's offer is given. If the Corporation elects to purchase less than all the shares being offered, or fails to give notice of its election to purchase within the period that it has the right to do so, the offering shareholder will then be permitted to sell or transfer such shares to the proposed third-party purchaser (who must be either an existing shareholder of the Corporation or an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act")) at the price and on the terms of the original offer, subject to the other restrictions referred to below.

          (b) Each offer, notice, or statement provided for in this article shall be considered given when it is personally delivered to the person to whom it is to be given, or it is properly addressed and deposited in the United States mail or delivered to a telegraph office with all postage or other charges fully prepaid.

          (c) Unless otherwise prohibited by law or by the Amended and Restated Articles of Incorporation or these Bylaws, the Corporation may purchase its own shares from any offering shareholder. The Corporation shall not purchase all of its outstanding shares. Any sale or transfer, or purported sale or transfer, of the Corporation's shares by any shareholder shall be null and void unless the terms, conditions, and provisions of this article are strictly followed.

     These restrictions on transfer will expire as to all holders on the date on which BSON becomes a reporting company under the Exchange Act.

     Any shares of stock permitted to be transferred shall be transferable only upon the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other persons as the directors may designate, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.